EXHIBIT 99.1

Curtiss-Wright Reports Fourth Quarter and Full Year 2013 Financial Results

Company Reports Full Year Net Sales Up 20%, Operating Income Up 45% and Diluted EPS of $2.88; Fourth Quarter Net Sales Up 19% and Diluted EPS of $0.97; Expects Significant Operating Margin Expansion with Double-Digit Operating Income and Diluted EPS Growth in 2014; Raises Free Cash Flow and Diluted EPS Guidance

CHARLOTTE, N.C., Feb. 19, 2014 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the fourth quarter and full year ended December 31, 2013.

All figures presented below, unless stated otherwise, reflect results from continuing operations and exclude the impact of the first quarter 2012 sale of the heat treating business. For discussion purposes the term "organic" excludes the year over year impact of foreign currency translation and the results of our acquisitions and divestitures over the past twelve months where there is no comparable period.

Fourth Quarter 2013 Operating Highlights from Continuing Operations

  Net sales increased 19% to $700 million from $590 million in 2012;

  Operating income increased 21% to $75 million, compared to $62 million in 2012;

  Operating margin increased 20 basis points to 10.7%, compared to 10.5% in the prior year period; acquisitions were 90 basis points dilutive in the current year quarter;

  Net earnings increased 24% to $47 million, or $0.97 per diluted share, from $38 million, or $0.81 per diluted share, in 2012;

  Free cash flow increased 24% to $89 million, compared to $72 million in the prior year period, generating a free cash flow conversion of 188%; and

  New orders totaled $692 million, up 36% from 2012, due to the contribution from acquisitions, as well as higher demand for our embedded computing products serving the aerospace defense market and for our upstream and Maintenance, Repair and Overhaul (MRO) product lines serving the oil and gas market.

Full Year 2013 Operating Highlights from Continuing Operations

  Net sales increased 20% to $2.51 billion, compared to $2.10 billion in 2012;

  Operating income increased 45% to $234 million, compared to $161 million in 2012;

  Operating margin increased 160 basis points to 9.3%, compared to 7.7% in 2012; acquisitions were 100 basis points dilutive in the current year period;

  Net earnings increased 50% to $138 million, or $2.88 per diluted share, from $92 million, or $1.95 per diluted share, in 2012;

  Free cash flow increased 138% to $166 million, compared to $70 million in the prior year period, generating a free cash flow conversion of 120%; and

  New orders totaled $2.51 billion, up 27% from 2012, primarily due to acquisitions, as well as higher demand in the naval defense and oil and gas markets. At December 31, 2013, backlog was $1.72 billion, up 4% from December 31, 2012.

"We closed the year with a strong performance in the fourth quarter, resulting in diluted earnings per share of $0.97, which led to full-year diluted EPS of $2.88 that exceeded the high end of our guidance range. The fourth quarter results were driven by solid operating income growth – particularly in our Controls and Surface Technologies segments, as well as operating margin expansion and accretion from our acquisitions," said David C. Adams, President and CEO of Curtiss-Wright Corporation.

"Our full-year results reflect strong operating income growth of 45% that exceeded our 20% sales growth, driven by double-digit gains across all three segments. The sales growth was largely driven by contributions from acquisitions, primarily in the commercial markets, which strategically enabled us to reach critical mass and position us as a market leader. We also generated solid margin expansion of 160 basis points to 9.3% as compared to 2012, which reflects our ability to quickly integrate the new acquisitions into Curtiss-Wright and drive synergies of the combined businesses. These operational improvements and increases also drove strong free cash flow of $166 million and free cash flow conversion of 120%.

"Overall, the actions that we have taken under the 'One Curtiss-Wright' vision are starting to yield measureable results and we anticipate this trend of improved profitability, operating margin expansion and strong free cash flow generation to continue, which will enable us to generate solid returns for our shareholders. On February 11th, as a sign of confidence in our strategy, the Board of Directors declared a 30% increase in the quarterly dividend to $0.13 per share, and reinitiated the previously authorized share repurchase program."

Fourth Quarter 2013 Operating Results

Sales

Sales of $700 million in the fourth quarter of 2013 increased $109 million, or 19%, compared to the prior year period, most of which was generated by our acquisitions and strength in the commercial markets. Sales improved in all three segments, with gains of 28% in Controls, 17% in Surface Technologies and 12% in Flow Control.

The following is a breakdown of our fourth quarter 2013 sales by market:

($ in millions)	Three Months Ended
	December 31,
	2013	2012	% Change	Organic % Change
Defense markets:
Aerospace	$85.7	$80.3	7%
Ground	23.9	31.8	(25%)
Naval	108.6	85.7	27%
Other	4.1	5.8	(29%)
Total Defense	$222.2	$203.6	9%	4%

Commercial markets:
Commercial Aerospace	$117.0	$100.7	16%
Oil and Gas	123.9	72.2	72%
Power Generation	119.6	143.6	(17%)
General Industrial	116.9	70.4	66%
Total Commercial	$477.5	$386.8	23%	(1%)

Total Curtiss-Wright	$699.7	$590.4	19%	1%

Operating Income

Operating income in the fourth quarter of 2013 was $75 million, an increase of 21% compared to the prior year period, driven by solid increases in the Controls and Surface Technologies segments.  This growth reflects the benefits of prior year restructuring and ongoing cost reduction initiatives, and $6 million in favorable contributions from our acquisitions.  The prior year period also included a $6 million restructuring charge in the Surface Technologies segment.  Favorable foreign currency translation also improved current quarter results by nearly $2 million, primarily benefiting our Controls segment.

Reported operating margin of 10.7% increased by 20 basis points over the prior year period, and included 90 basis points in margin dilution from the acquisitions.

Non-segment costs of $14 million increased by approximately $5 million as compared with the prior year period, mainly due to higher foreign exchange transaction losses and pension costs.

The following is a breakdown of our fourth quarter 2013 profitability by segment:

($ in thousands)	Three Months Ended
	December 31,
	2013	2012	% Change	Organic % Change
Operating income:
Flow Control	$ 39,814	$40,444	(2%)	(13%)
Controls	36,416	27,269	34%	23%
Surface Technologies	12,436	3,501	255%	255%
Total segments	$ 88,666	$71,214	25%	14%
Corporate and Other	$ (13,748)	$ (9,233)	(49%)	--
Total Curtiss-Wright	$ 74,918	$61,981	21%	9%

Operating margins:
Flow Control	11.2%	12.8%
Controls	13.8%	13.2%
Surface Technologies	15.7%	5.2%

Total Curtiss-Wright	10.7%	10.5%
Segment margins	12.7%	12.1%

Net Earnings

Fourth quarter net earnings increased 24% from the comparable prior year period, reflecting solid growth in operating income, partially offset by $3 million in higher interest expense as a result of our February 2013 private placement debt offering, which led to higher average debt levels compared to the prior year period. Our effective tax rate for the current quarter was 28.2%, a decrease from 31.2% in the prior year period, mainly due to favorable adjustments to certain tax valuation allowances and state tax return filing true-ups.

Free Cash Flow

Free cash flow was approximately $89 million for the fourth quarter of 2013, a $17 million or 24% increase compared to the prior year period.  This improvement was primarily due to $13 million lower capital expenditures driven by decreased investments in our downstream oil and gas businesses, and higher cash provided by operating activities driven by higher earnings before income taxes, depreciation, and amortization.

Fourth Quarter 2013 Segment Performance

Flow Control – Sales for the fourth quarter of 2013 were approximately $357 million, an increase of $39 million, or 12%, over the comparable prior year period, with $47 million of this sales growth coming from the acquisitions of Cimarron, Phönix and AP Services serving the oil and gas and power generation markets. Sales to the oil and gas market, excluding the acquisitions of Cimarron and Phönix, rose 14% in the fourth quarter, based on improved international coker equipment sales and solid global MRO sales. Within the power generation market, we experienced lower revenues from the China and U.S. AP1000 programs, as well as decreased global aftermarket demand supporting existing nuclear reactors, based primarily on fewer plant outages domestically. Declines in the general industrial market were primarily driven by lower orders in our global commercial heating, ventilation, and air conditioning (HVAC) business due to the previously announced customer cancellation. Naval defense sales surged 22%, primarily due to higher year-over-year production of pumps and generators on the Virginia-class submarine and Ford-class aircraft carrier programs.

Operating income in the fourth quarter of 2013 was $40 million, down slightly from the comparable prior year period, while operating margin decreased 160 basis points to 11.2%. However, the prior year period included a one-time benefit resulting from lower cost estimates on our AP1000 technology transfer contract in China in the power generation market.  Excluding this item, fourth quarter 2012 adjusted operating margin was 9.9%, resulting in an improvement of 130 basis points in the current year quarter, driven by improved profitability in our oil and gas businesses, ongoing cost containment efforts and lower purchase accounting costs in the current year period.  Acquisitions contributed approximately $4 million to operating income in the current year quarter, but were 40 basis points dilutive to operating margins.

Controls – Sales for the fourth quarter of 2013 were $264 million, an increase of $58 million, or 28%, over the comparable prior year period, primarily driven by the acquisitions of Arens Controls, Exlar and Williams Controls serving the general industrial market. These acquisitions contributed to strong sales growth of 69% in the commercial markets, which more than offset a 1% reduction in sales in the defense markets. Growth in the commercial markets was also driven by strong 23% growth in commercial aerospace due to the ramp up on the Boeing 787 program and related sales generated by our Emergent Operations facility, along with the benefit of product licensing agreements. Within the defense markets, we experienced growth in aerospace platforms led by the Air Force's Radar Airborne Signal Processor (RASP) system, as well as modest growth on the P-8 Poseidon and Global Hawk programs, which were more than offset by lower year-over-year revenues across several ground defense platforms, principally the Bradley Fighting Vehicle.

Operating income in the fourth quarter of 2013 was $36 million, an increase of $9 million, or 34%, compared to the prior year period, while operating margin grew 60 basis points to 13.8%. Acquisitions contributed $2 million of operating income to the current year quarter, but were 240 basis points dilutive to operating margin in the current quarter. The largest driver of the acquisition margin dilution was the initial purchase accounting and transaction costs associated with the acquisitions of Arens Controls and Parvus Corporation. Current quarter operating income also benefited from favorable foreign currency translation which contributed approximately $1 million to current quarter results. Excluding acquisitions and foreign currency translation, operating income increased 23% while operating margin increased 250 basis points to 15.7%, primarily driven by the benefits of our prior restructuring initiatives, ongoing cost reduction and operational improvement initiatives, higher margins realized on licensing certain non-strategic products, and lower purchase accounting costs in the current year period related to our fourth quarter 2012 acquisitions.

Surface Technologies – Sales for the fourth quarter of 2013 were approximately $79 million, an increase of approximately $12 million, or 17%, compared to the prior year period. The 2012 acquisition of Gartner added approximately $6 million to sales in our coatings business during the fourth quarter, resulting in higher sales to both the oil and gas and general industrial markets. Excluding Gartner, sales grew 7% driven by solid demand across most major service offerings and markets, including highly engineered coatings, shot and laser peening, and analytical services. We experienced solid growth for our shot and laser peening services, both to the commercial aerospace market – where our business continues to benefit from the ramp up in OEM production rates, particularly at Airbus - and also to the automotive industry, as improving economic conditions are driving increased auto assembly rates.

Operating income in the fourth quarter of 2013 was $12 million, an increase of $9 million, or 255% from the comparable prior year period, while operating margin grew 1,050 basis points to 15.7%. The prior year period included a $6 million restructuring charge related to the closure of a non-core, low profitability facility, while the current year period was negatively impacted by 150 basis points in margin dilution from the Gartner acquisition. Excluding the impact of these items, operating margin increased from 14.2% to 17.2%, a 300 basis point improvement. This solid improvement in margin was driven by higher sales volumes resulting in favorable absorption of fixed overhead costs, the benefit of prior restructuring activities and continued improvements in operational efficiency across our operations.

Full Year 2014 Guidance

The Company is updating its previously issued full-year 2014 financial guidance as follows:

-- Total Sales	$2.65 - $2.70 billion (no change)
-- Operating Income	$267 - $278 million (no change)
-- Interest Expense	$39 - $40 million (no change)
-- Effective Tax Rate	30.0% - 31.0% (previously 32.0%)
-- Diluted Earnings Per Share	$3.30 - $3.40 (previously $3.20 -- $3.35)
-- Diluted Shares Outstanding	48.4 million (no change)
-- Free Cash Flow	$160 - $180 million (previously $140 -- $150 million)

All other full-year 2014 expectations remain unchanged from our previously released guidance. Free cash flow is defined as cash flow from operations less capital expenditures.

Note: A more detailed breakdown of our 2014 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Adams concluded, "We are pleased with our solid performance in 2013, which reflected double-digit gains in sales, operating income and earnings per share, reflecting Curtiss-Wright's ongoing profitability and working capital improvements.

"We are maintaining our full-year 2014 guidance for sales and operating income issued in December 2013. Within our end markets, our guidance remains unchanged. We expect solid sales growth of 7% to 11% in our commercial markets, most of which is organic, and sales growth of 1% to 5% in our defense markets in 2014.

"We have raised free cash flow guidance to a range of $160 to $180 million, and our free cash flow conversion to a range of 100% to 110%, to reflect our expectations for strong cash flow from operations, the benefits of our operational initiatives and improved working capital as outlined at our recent Investor Day. In addition, we have tightened our diluted EPS range and increased our guidance to $3.30 - $3.40 due primarily to a lower expected effective tax rate. Across our segments, we expect to generate healthy organic margin expansion as we realize the benefits from our cost reduction initiatives, which should drive total Curtiss-Wright margin expansion of approximately 100 basis points from 2013. Together, we expect these factors to generate solid, upper-teens EPS growth in 2014.

"Overall, we remain focused on improving profitability, expanding operating margins, driving improvements in working capital and increasing our return on invested capital.  These initiatives will enable us to execute our capital deployment strategy and convey Curtiss-Wright's commitment to increase shareholder value through the distribution of dividends and share repurchases, while strategically investing in bolt-on acquisitions."

Conference Call Information

The Company will host a conference call to discuss the fourth quarter and full year 2013 results and guidance at 10:00 a.m. EST on Thursday, February 20, 2014. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended				Year Ended
	December 31,		Change		December 31,		Change
	2013	2012	$	%	2013	2012	$	%
Net sales
Product sales	$ 574,517	$ 496,218	$ 78,299	16%	$ 2,074,967	$ 1,710,759	$ 364,208	21%
Service sales	125,213	94,229	30,984	33%	435,804	386,957	48,847	13%
Total net sales	699,730	590,447	109,283	19%	2,510,771	2,097,716	413,055	20%

Cost of sales
Cost of product sales	384,926	329,499	55,427	17%	1,412,621	1,178,115	234,506	20%
Cost of service sales	83,134	66,902	16,232	24%	287,057	260,858	26,199	10%
Total cost of sales	468,060	396,401	71,659	18%	1,699,678	1,438,973	260,705	18%

Gross profit	231,670	194,046	37,624	19%	811,093	658,743	152,350	23%

Research and development expenses	19,309	15,747	3,562	23%	68,874	59,712	9,162	15%
Selling expenses	39,621	31,823	7,798	25%	153,336	125,201	28,135	22%
General and administrative expenses	97,822	84,495	13,327	16%	355,264	312,384	42,880	14%

Operating income	74,918	61,981	12,937	21%	233,619	161,446	72,173	45%

Interest expense	(9,339)	(6,673)	(2,666)	(40%)	(37,020)	(26,329)	(10,691)	(41%)
Other income, net	278	132	146	NM	1,354	245	1,109	NM

Earnings from continuing operations before income taxes	65,857	55,440	10,417	19%	197,953	135,362	62,591	46%
Provision for income taxes	18,550	17,271	1,279	7%	59,972	43,073	16,899	39%
Earnings from continuing operations	47,307	38,169	9,138	24%	137,981	92,289	45,692	50%

Discontinued operations, net of taxes
Earnings (loss) from discontinued operations	--	(16)	16	NM	--	3,043	(3,043)	NM
Gain on divestiture	--	340	(340)	NM	--	18,512	(18,512)	NM
Earnings from discontinued operations	--	324	(324)	NM	--	21,555	(21,555)	NM

Net earnings	$ 47,307	$ 38,493	$ 8,814	23%	$ 137,981	$ 113,844	$ 24,137	21%

Basic earnings per share
Earnings from continuing operations	$ 1.00	$ 0.82			$ 2.94	$ 1.98
Earnings from discontinued operations	--	--			--	0.46
Total	$ 1.00	$ 0.82			$ 2.94	$ 2.44

Diluted earnings per share
Earnings from continuing operations	$ 0.97	$ 0.81			$ 2.88	$ 1.95
Earnings from discontinued operations	--	--			--	0.45
Total	$ 0.97	$ 0.81			$ 2.88	$ 2.40

Dividends per share	$ 0.10	$ 0.09			$ 0.39	$ 0.35

Weighted average shares outstanding:
Basic	47,443	46,664			46,991	46,743
Diluted	48,591	47,246			47,912	47,412

NM- not a meaningful percentage

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	December 31,	December 31,	Change
	2013	2012	%
Assets
Current assets:
Cash and cash equivalents	$ 175,294	$ 112,023	56%
Receivables, net	603,592	578,313	4%
Inventories, net	452,087	397,471	14%
Deferred tax assets, net	47,650	50,760	(6%)
Other current assets	58,660	37,194	58%
Total current assets	1,337,283	1,175,761	14%
Property, plant, and equipment, net	515,718	489,593	5%
Goodwill	1,110,429	1,013,300	10%
Other intangible assets, net	471,379	419,021	12%
Other assets	23,465	16,913	39%
Total assets	$ 3,458,274	$ 3,114,588	11%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 1,334	$ 128,225	(99%)
Accounts payable	186,941	157,825	18%
Accrued expenses	142,935	131,067	9%
Income taxes payable	789	7,793	(90%)
Deferred revenue	164,343	171,624	(4%)
Other current liabilities	38,251	43,214	(11%)
Total current liabilities	534,593	639,748	(16%)
Long-term debt	958,604	751,990	27%
Deferred tax liabilities, net	123,644	50,450	145%
Accrued pension and other postretirement benefit costs	138,904	264,047	(47%)
Long-term portion of environmental reserves	15,498	14,905	4%
Other liabilities	134,326	80,856	66%
Total liabilities	1,905,569	1,801,996	6%

Stockholders' equity
Common stock, $1 par value	49,190	49,190	0%
Additional paid in capital	150,618	151,883	(1%)
Retained earnings	1,380,981	1,261,377	9%
Accumulated other comprehensive income (loss)	25,259	(55,508)	146%
Less: cost of treasury stock	(53,343)	(94,350)	(43%)
Total stockholders' equity	1,552,705	1,312,592	18%
Total liabilities and stockholders' equity	$ 3,458,274	$ 3,114,588	11%

NM- not a meaningful percentage

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s In thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
			Change			Change
	2013	2012	%	2013	2012	%
Sales:
Flow Control	$ 356,532	$ 317,172	12%	$ 1,299,679	$ 1,095,349	19%
Controls	264,187	205,886	28%	898,168	726,678	24%
Surface Technologies	79,011	67,389	17%	312,924	275,689	14%

Total sales	$ 699,730	$ 590,447	19%	$ 2,510,771	$ 2,097,716	20%

Operating income (expense):
Flow Control	$ 39,814	$ 40,444	(2%)	$ 116,510	$ 78,779	48%
Controls	36,416	27,269	34%	108,558	86,515	25%
Surface Technologies	12,436	3,501	255%	50,992	27,494	85%

Total segments	$ 88,666	$ 71,214	25%	$ 276,060	$ 192,788	43%
Corporate and other	(13,748)	(9,233)	(49%)	(42,441)	(31,342)	(35%)

Total operating income	$ 74,918	$ 61,981	21%	$ 233,619	$ 161,446	45%

Operating margins:
Flow Control	11.2%	12.8%		9.0%	7.2%
Controls	13.8%	13.2%		12.1%	11.9%
Surface Technologies	15.7%	5.2%		16.3%	10.0%
Total Curtiss-Wright	10.7%	10.5%		9.3%	7.7%

Segment margins	12.7%	12.1%		11.0%	9.2%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net cash provided by operating activities	$ 103,441	$ 98,536	$ 237,827	$ 152,474
Capital expenditures	(14,366)	(26,911)	(72,242)	(82,954)
Free cash flow (1)	$ 89,075	$ 71,625	$ 165,585	$ 69,520

Cash conversion (1)	188%	186%	120%	61%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
Q4 QTD 2012 One-Time Adjustments

	Flow Control			Controls			Surface Technologies			Corp	Total Curtiss-Wright
Description	Operating Income	Sales	Operating Margin %	Operating Income	Sales	Operating Margin %	Operating Income	Sales	Operating Margin %	Operating Income	Operating Income	Sales	Operating Margin %

Q4 QTD 2012	$ 40.4	$ 317.2	12.8%	$ 27.3	$ 205.9	13.2%	$ 3.5	$ 67.4	5.2%	$ (9.2)	$ 62.0	$ 590.4	10.5%

One Time Items:
AP 1000	(10.8)	(14.2)									(10.8)	(14.2)
Restructuring	0.4						6.0				6.4	--

Adjusted Q4 QTD 2012	$ 30.0	$ 303.0	9.9%	$ 27.3	$205.9	13.2%	$ 9.5	$ 67.4	14.2%	$ (9.2)	$ 57.6	$ 576.2	10.0%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ in millions)
Three Months Ended December 31,

	Flow Control			Controls			Surface Technologies			Corporate & Other			Total Curtiss - Wright
	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg
Sales
Organic	$ 310.2	$ 317.2	(2%)	$ 214.0	$ 205.9	4%	$ 72.3	$ 67.4	7%	$ --	$ --		$ 596.6	$ 590.4	1%
Incremental (1)	46.7	--		49.2	--		6.3	--		--	--		102.1	--
Foreign Currency Fav (Unfav) (2)	(0.4)	--		1.0	--		0.4	--		--	--		1.0	--
Total net sales	$ 356.5	$ 317.2	12%	$ 264.2	$ 205.9	28%	$ 79.0	$ 67.4	17%	$ --	$ --		$ 699.7	$ 590.4	19%

Operating income (expense):
Organic	$ 35.2	$ 40.4	(13%)	$ 33.5	$ 27.3	23%	$ 12.4	$ 3.5	255%	$ (13.7)	$ (9.2)	(49%)	$ 67.5	$ 62.0	9%
OI Margin %	11.3%	12.8%	(150)bps	15.7%	13.2%	250bps	17.2%	5.2%	1200bps				11.3%	10.5%	80bps
Incremental (1)	4.0	--		1.6	--		(0.1)	--		0.1	--		5.6	--
Foreign Currency Fav (Unfav) (2)	0.6	--		1.3	--		0.1	--		(0.1)	--		1.9	--
Total operating income (expense)	$ 39.8	$ 40.4	(2%)	$ 36.4	$ 27.3	34%	$ 12.4	$ 3.5	255%	$ (13.7)	$ (9.2)	(49%)	$ 74.9	$ 62.0	21%
OI Margin %	11.2%	12.8%	(160)bps	13.8%	13.2%	60bps	15.7%	5.2%	1050bps				10.7%	10.5%	20bps

Year Ended December 31,

	Flow Control			Controls			Surface Technologies			Corporate & Other			Total Curtiss - Wright
	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg
Sales
Organic	$ 1,097.0	$ 1,095.3	0%	$ 726.4	$ 726.7	(0%)	$ 286.8	$ 275.7	4%	$ --	$ --		$ 2,110.2	$ 2,097.7	1%
Incremental (1)	204.4	--		170.2	--		25.9	--		--	--		400.5	--
Foreign Currency Fav (Unfav) (2)	(1.7)	--		1.6	--		0.2	--		--	--		0.1	--
Total net sales	$ 1,299.7	$ 1,095.3	19%	$ 898.2	$ 726.7	24%	$ 312.9	$ 275.7	14%	$ --	$ --		$ 2,510.8	$ 2,097.7	20%

Operating income (expense):
Organic	$ 106.8	$ 78.8	36%	$ 98.1	$ 86.5	13%	$ 50.2	$ 27.5	82%	$ (41.9)	$ (31.3)	(34%)	$ 213.2	$ 161.4	32%
OI Margin %	9.7%	7.2%	250bps	13.5%	11.9%	160bps	17.5%	10.0%	750bps				10.1%	7.7%	240bps
Incremental (1)	9.1	--		7.1	--		1.0	--		(0.4)	--		16.9	--
Foreign Currency Fav (Unfav) (2)	0.6	--		3.3	--		(0.2)	--		(0.2)	--		3.6	--
Total operating income (expense)	$ 116.5	$ 78.8	48%	$ 108.6	$ 86.5	25%	$ 51.0	$ 27.5	85%	$ (42.4)	$ (31.3)	(35%)	$ 233.6	$ 161.4	45%
OI Margin %	9.0%	7.2%	180bps	12.1%	11.9%	20bps	16.3%	10.0%	630bps				9.3%	7.7%	160bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months  from the date of acquisition and are removed from our organic results.  Additionally, the results of operations for divested  businesses are removed from the comparable prior year period for purposes of calculating organic results.  The remaining businesses are referred to as organic.

(2) Organic results exclude the effects of current period foreign currency translation.

Note: Amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2014 Earnings Guidance - As of February 19, 2014
($'s in millions, except per share data)

	2013	2014 Guidance
	Actual	Low	High
Sales:
Commercial/Industrial	--	$ 1,040	$ 1,060
Defense	--	890	910
Energy	--	720	730
Total sales	$ 2,511	$ 2,650	$ 2,700

Operating income:
Commercial/Industrial	--	$ 138	$ 142
Defense	--	118	122
Energy	--	52	54
Total segments	276	308	318
Corporate and other	(42)	(41)	(40)
Total operating income	$ 234	$ 267	$ 278

Interest expense	$ (37)	$ (39)	$ (40)
Earnings before income taxes	$ 198	228	238
Provision for income taxes	(60)	(68)	(74)
Net earnings	$ 138	$ 160	$ 164

Reported diluted earnings per share	$ 2.88	$ 3.30	$ 3.40
Diluted shares outstanding	47.9	48.4	48.4
Effective tax rate	30.3%	30.0%	31.0%

Operating margins:
Commercial/Industrial	--	13.3%	13.4%
Defense	--	13.3%	13.4%
Energy	--	7.2%	7.4%
Total operating margin	9.3%	10.1%	10.3%

Notes:

Full year amounts may not add due to rounding.  All data presented on a continuing operations basis.

Due to the new segment structure, reported 2013 segment results will be provided in the first quarter 2014 10-Q filing.

CURTISS-WRIGHT CORPORATION
2014 Earnings Guidance - As of February 19, 2014

	2014 Guidance % Change
	Low	High

Defense Markets
Aerospace	8%	12%
Ground	(7%)	(11%)
Navy	(2%)	2%
Total Defense Including Other Defense	1%	5%

Commercial Markets
Commercial Aerospace	6%	10%
Oil and Gas	11%	15%
Power Generation	2%	6%
General Industrial	8%	12%
Total Commercial	7%	11%

Total Curtiss-Wright	6%	8%

Notes:

Full year amounts may not add due to rounding

Due to the new segment structure, reported 2013 segment results will be provided in the first quarter 2014 10-Q filing.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com